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                                                                   Exhibit 10.21
                                                                   -------------

           MedSource
              Technologies



           January 4 , 2001



           Mr. Rick McWhorter
           3706 Great Hill Road
           Crystal Lake, Illinois  60012
           (815) 356-0278
           Dear Rick,

           It gives me great pleasure to present this Offer of Employment. We are impressed with your business skills and your desire to be part of building a significant and successful new entity serving the medical device industry. The primary terms of your employment with MedSource Technologies are specified below:

           Title:                   Senior Vice President, Operations

           Commencement:            Your employment will commence on a mutually
                                    agreeable date. It is anticipated that you will start at the first mutually agreed date following the vesting of your options and annual bonus with your current employer, with a mid-February start date preferable if possible.

           Office Location:         Your principle place of business will be
                                    located in Minneapolis, Minnesota, with an understanding that your immediate relocation is not required.

           Salary: $200,000 annually to be paid on a bi-monthly basis, or as otherwise dictated by the MedSource payroll schedule.

           Bonus: Bonuses are paid at the discretion of the Board of Directors of MedSource Technologies and are based on the Company achieving annual target performance thresholds. Your annual bonus opportunity will be 50% of your base salary ($100,000) at target performance. The bonus is uncapped. You will be eligible for a bonus payment in the 2001 fiscal year ending June 30, 2001, prorated to your start date.

           Stock Options:           You will be eligible to participate in the
                                    MedSource non-qualified Stock Option  Plan.
                                    You shall receive options to purchase
                                    100,000 shares of the Company's Common Stock at an exercise price to be determined by the Board of Directors at the time of the grant.
                                    The exercise price is expected to be $17 per share, and with acceptance of this position your options would be granted at the February 6, 2001 Board Meeting.

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January 4, 2001
Page 2


           Vacation:                You will be granted four weeks (20 working
                                    days) of vacation per year or as specified by Company policy. You will be entitled to take paid holidays as determined each year by the Board of Directors.

           Benefits:                Subject to the terms and conditions of
                                    eligibility, you will be entitled to the benefits package provided to all full-time regular employees of MedSource, which will include a 401k plan, medical, life, and disability insurance coverage.

           Confidentiality:         You will be required to enter into a
                                    non-compete and Confidentiality Agreement.
                                    In consideration for accepting this
                                    position, you will be granted twelve (12) months severance pay in the event you are terminated without cause, with such payment reduced by income you receive during the severance period from employment in another capacity.

           Expenses:                You will be entitled to reimbursement for
                                    business related out-of-pocket expenses which include: mileage, meals and other appropriate business related expenses.

                                    Relocation expenses will be reimbursed per company policy or as otherwise approved by the VP-Human resources and Business Integration at the time of your mutually agreed physical relocation.

           Rick, the aforementioned outlines the primary terms and conditions of your employment as we discussed recently. Your employment is "at-will".

           On behalf of us of all of those who have had the pleasure of meeting with you, welcome to the team. We are excited at the prospect of your joining our management team and helping us to build a world leading business in the medical device contract manufacturing market.

           Sincerely,

           /s/

           Richard Effress

           Chairman and CEO

           MedSource Technologies